UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

AMENDMENT NO. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

DWS RREEF Real Estate Fund II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-0061651
(State of Incorporation)	(I.R.S. Employer Identification No.)
345 Park Avenue
New York, NY	10154-0004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
____________________	_____________________________
Common Stock Purchase Rights	NYSE AMEX

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

On August 14, 2009, the Board of Directors of DWS RREEF Real Estate Fund II, Inc. (the “Fund”) adopted a resolution declaring a dividend of one right (a “Right”) for each outstanding share of the Fund’s common stock, par value $.01 per share (the “Common Shares”). The dividend was paid on August 28, 2009 (the “Record Date”) to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Fund four (4) Common Shares at a price equal to the aggregate par value of such Common Shares (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 18, 2009 (the “Rights Agreement”) between the Fund and The Bank of New York Mellon, as Rights Agent (the “Rights Agent”). All capitalized terms used herein shall have the meanings set forth in the Rights Agreement.

The Rights Agreement provides that prior to the Distribution Date, the Fund and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holder of a Right in any respect.

On October 1, 2009, prior to the Distribution Date, the Board of Directors of the Fund amended the Rights Agreement. Amendment No. 1 to the Rights Agreement amends and restates Section 7(a)(i) of Rights Agreement by setting the Final Termination Date of the Rights Agreement as the Close of Business on October 1, 2009. Amendment No. 1 to the Rights Agreement further replaces all references to “120 DAYS AFTER AUGUST 28, 2009” in Exhibits A and B thereto with “October 1, 2009.” Otherwise, the provisions of the Rights Agreement remain unchanged.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Fund, including, without limitation, the right to vote or to receive dividends or other distributions.

A copy of Amendment No. 1 to the Rights Agreement is filed herewith and is also available free of charge from the Fund. This summary description of Amendment No. 1 to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 1 to the Rights Agreement, which is hereby incorporated herein by reference.

Item 2.              Exhibits

Exhibit
Number	Exhibit Description

4.1	Form of Amendment No. 1 to the Rights Agreement, dated August 18, 2009, between the Fund and the Rights Agent.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 1, 2009	DWS RREEF Real Estate Fund II, Inc.
By:	/s/ Rita Rubin

Rita Rubin
Assistant Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

4.1	Form of Amendment No. 1 to the Rights Agreement, dated August 18, 2009, between the Fund and the Rights Agent.